Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)

Advanced Drainage Systems, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Aggregate Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of registration fee
Equity	Common Stock, $0.01 par value per share	Other	400,000(2)	$117.77(3)	$47,108,000(3)	$0.0000927	$4,366.91(3)
Total Offering Amounts						-	$4,366.91
Total Fee Offsets							-
Net Fee Due							$4,366.91

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock, par value $0.01 per share (“Common Stock”), of Advanced Drainage Systems, Inc. (“ADS” or the “Company” or the “Registrant”), which may be offered and issued under the plan by reason of any stock dividends, stock splits, recapitalizations or other similar transactions effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

(2)	Consists of 400,000 shares of common stock reserved for issuance under the ADS Employee Stock Purchase Plan (the “Plan”). On July 21, 2022, the Company’s Stockholders approved the Plan at the 2022 Annual Meeting of Stockholders.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended, based on the average of the high and low sales prices per share of the Common Stock as reported on the New York Stock Exchange on August 1, 2022.